Exhibit 10.55

AGREEMENT FOR SALE OF REAL ESTATE

(735 Airport Road)

This Agreement for Sale of Real Estate (hereinafter referred to as the “Agreement”) is made and entered into on the 15th day of November, 2005 (the “Effective Date”),

BETWEEN

735 AIRPORT ROAD, L.L.C., a New Jersey limited liability company,

whose mailing address is 1195 Airport Road, Unit 6B, Lakewood, New Jersey 08701 (hereinafter referred to as “Seller”),

AND

VIVUS REAL ESTATE LLC, a New Jersey limited liability company,

whose address is c/o Vivus, Inc., 1172 Castro Street, Mountain View, California 94040 (hereinafter referred to as “Buyer”).

1.                                      Purchase Agreement.  Seller agrees to sell, and Buyer agrees to purchase, the Property described in Section 2 of this Agreement.

2.                                      Property Subject to This Agreement.  The property to be sold pursuant to this Agreement (the “Property”) consists of the real property, and all of Seller’s rights relating thereto, commonly known as 735 Airport Road, in the Township of Lakewood, County of Ocean, and State of New Jersey (the “Land”), together with all buildings and improvements thereon, and all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to the real property, including any and all mineral rights, development rights, water rights and the like; and all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the real property.  The Land is designated on the municipal tax map of the Township of Lakewood as Block 1160.01 Lot 229, and is more fully described in Exhibit A attached hereto and made a part hereof.  The Property includes:

(i)                                     the buildings, parking areas, improvements, fixtures and landscaping now situated on the Land (the “Improvements”); and

(ii)                                  any and all furniture, personal property, machinery, apparatus and equipment owned by Seller and currently used in the ownership, operation, repair and maintenance of the Property (collectively the “Personal Property”), but expressly excluding any property owned by any tenant of the Property; and

(iii)                               all assignable warranties and guaranties (if any) issued in connection with the Improvements or the Personal Property; and

(iv)                              all transferable consents, authorizations, variances or waivers, licenses, permits, and approvals from any governmental or quasi governmental agency, department, board, commission, bureau or any other entity or instrumentality in respect of the Improvements; and

(v)                                 to the extent transferable, all of Seller’s right, title, and interest in and to all intangible personal property related to the Property, including but not limited to the plans and specifications, surveys, engineering reports and other architectural engineering drawings relating to the Improvements, to the extent that such property is in Seller’s possession or control.

3.                                      Purchase Price.  The purchase price of the Property (the “Purchase Price”) is Three Million One Hundred Fifty-Five Thousand Five Hundred Fifty-Five and 00/100 Dollars ($3,155.555.00).

4.                                      Payment of Purchase Price.  Buyer will pay the Purchase Price as follows:

(a)	Upon execution of this Agreement, Buyer shall deposit with the Escrow Agent (the “Deposit”)	$157,777.75

(b)	Balance to be paid at closing of title, in cash or by electronic wire transfer (subject to adjustments, as provided in Section 18 of this Agreement).	$2,997,777.25

	Total:	$3,155,555.00

5.                                      Deposit Moneys.  The Deposit will be held in trust by Lindabury, McCormick & Estabrook, P.A. (“Escrow Agent”), in an interest-bearing trust account.  Escrow Agent shall deliver the Deposit to Buyer or Seller, as the case may be, under the following conditions:

(a)                                  To or for the benefit of Seller at the Closing, in which case the interest accrued on the Deposit shall be paid to Seller and credited against the Purchase Price; or

(b)                                  Subject to Section 12, if this Agreement is terminated for any reason, then Buyer shall make a written demand (a “Deposit Demand”) upon Escrow Agent for the release of the Deposit, and Escrow Agent shall, subject to Seller’s right, if applicable, to reimbursement of Seller’s Reimbursed Expenses under Section 16(c), promptly release the Deposit to Buyer.

It is agreed that the duties of Escrow Agent are only as specifically provided in this Agreement, and subject to the provisions of this Section 5, are purely ministerial in nature, and that Escrow Agent will incur no liability whatsoever, except for willful misconduct or gross negligence, so long as Escrow Agent has not acted in bad faith.  Without limiting the generality of the foregoing in any way, Buyer and Seller (i) each releases Escrow Agent from any act done or omitted to be done by Escrow Agent in good faith in the performance of its duties under this Agreement; and (ii) each acknowledges and agrees that (a) Escrow Agent is and will remain qualified to serve as Escrow Agent even though it and will continue to serve as legal counsel to Seller; (b) Escrow Agent will be entitled to assume that all copies of any Deposit Demands or other written materials and signatures thereon are genuine; and (c) Escrow Agent shall not, except in the event of its own willful misconduct or gross negligence, have any liability or responsibility for giving any notice required by the terms of this Agreement or reviewing or adjudging the sufficiency or adequacy of any Deposit Demand, notice or other written matter, and/or failure to release the Deposit.

6.                                      Time and Place of Closing.  The closing of title (the “Closing”) shall occur at 10:00 a.m. on a date mutually agreed upon by the parties but in any event no later than December 31, 2005 (the “Closing Date”).  The Closing will be held at the offices of Buyer’s legal counsel, counsel to Buyer’s Lender (as defined in Section 38) or such other place as may be agreed upon by the parties.

Mutual Conditions.  In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Buyer, on the other hand, to consummate the transactions contemplated hereunder shall be contingent upon the following:

(a)                                  The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date, without giving effect to any knowledge based qualifications.

(b)                                 As of the Closing Date, the other party shall have performed its obligations hereunder and all deliveries to be made at Closing have been tendered.

(c)                                  There shall exist no pending or threatened, actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, pending or threatened against the other party that would materially and adversely affect the operation or value of the Property or the other party’s ability to perform its obligations under this Agreement or that seeks to restrain or prohibit, or obtain damages on a discovery order.

(d)                                 All other conditions set forth in this Agreement to the other party’s obligation to close shall have been satisfied.

(e)                                  Simultaneous with the Closing under this Agreement, closing shall occur with respect to the sale by 745 Airport Road, L.L.C. (“745 LLC”) to Buyer or an entity designated by Buyer (the “745 Purchaser”) of the real property owned by 745 LLC, commonly known as 745 Airport Road, Lakewood Township, New Jersey (Block 1160.01 Lot 232)(the

“745 Property”), pursuant to an Agreement for Sale of Real Estate bearing even date herewith (the “745 Airport Road Transaction”).  The parties expressly acknowledge and agree that (i) Seller shall have no obligation to convey title to the Property hereunder, and may terminate this Agreement, if, for any reason other than the default of 745 LLC, the closing of the 745 Airport Road Transaction does not occur on or before the Closing Date; and (ii) Buyer shall have no obligation to close title to the Property hereunder, and may terminate this Agreement, if, for any reason other than the default of 745 Purchaser, the closing of the 745 Airport Road Transaction does not occur on or before the Closing Date.

7.                                      Transfer of Ownership.  At the Closing, Seller will transfer ownership and possession of the Property to Buyer, subject only to the Permitted Exceptions.  Seller will deliver to Buyer, a properly executed Deed substantially in the form of Exhibit C hereto, executed and acknowledged by Seller, conveying to Buyer good and marketable fee simple title to the Property, subject only to the Permitted Exceptions, and an Affidavit of Title in customary form, subject to such modifications as Buyer’s title insurance company may reasonably require.  Seller will also deliver a Foreign Investment in Real Property Tax Act (“FIRPTA”) affidavit in customary form.  Seller will also deliver a Bill of Sale in the form of Exhibit D attached hereto executed and acknowledged by Seller, vesting in Buyer good title in and to the property and rights described therein, free of any claims.

Seller shall also deliver to Buyer the following:

(i)                                     Evidence of the authority of the person or persons signing documents on behalf of Seller reasonably satisfactory to Buyer, its counsel, and its title company.

(ii)                                  At the Closing, Seller shall deliver to Buyer originals of all leases, all lease files, maintenance records, warranties, plans and specifications, licenses, permits, certificates of occupancy, copies or originals of all contracts, and copies of correspondence with tenants and suppliers, all advertising materials, booklets, keys, and all other items used in connection with the operation of the Property, to the extent that same exist and are in Seller’s possession or under its control.

(iii)                               A settlement statement executed on behalf of Seller.

(iv)                              A State of New Jersey Seller’s Residency Certification/Exemption form executed on behalf of Seller.

(v)                                 An assignment of all service contracts applicable to the Property or, if Buyer elects by written notice to Seller to have Seller terminate such service contracts, then evidence that such service contracts have been terminated.

(vi)                              A properly completed 1099-S Reporting Form.

(vii)                           An instrument executed by Owner and Vivus, Inc. which terminates the lease between Owner and Vivus, Inc. covering the Property (the “Vivus Lease”).

(viii)                        An instrument sufficient to transfer any assignable warranties relating to the Property.

(ix)                                Such other documents, certificates and instruments reasonably necessary in order to effectuate the transaction described herein.

8.                                      Surrender of Vivus Letter of Credit.  Pursuant to the Vivus Lease, Seller is the beneficiary of Irrevocable Standby Letter of Credit #3030583 in the amount of $3,324,143, issued by Bank of America for the account of Vivus, Inc. (the “Vivus Letter of Credit”).  The parties acknowledge that Buyer intends to use a portion of the cash deposited by Buyer with Bank of America to collateralize its reimbursement obligations in respect of the Vivus Letter of Credit (the “Cash Collateral”), to pay a portion of the Purchase Price.  In order to facilitate such use of the Cash Collateral by Buyer, Seller agrees that it will deliver the original Vivus Letter of Credit to Buyer, without any draw thereon having been made (except as expressly permitted thereunder), within three (3) business days following Seller’s receipt from Buyer of a written notice (the “Letter of Credit Surrender Notice”) which (i) states that all conditions precedent to Buyer’s obligation to close title to the Property have been satisfied; and (ii) states that all contingencies to which Buyer’s obligation to close title to the Property are subject, have been satisfied or waived by Buyer, and (iii) sets forth Buyer’s proposed Closing Date, which shall not be fewer than five (5), nor more than ten (10), business days from the date of Seller’s receipt of the Letter of Credit Surrender Notice, but in any event shall not be later than December 31, 2005.  If, subsequent to Seller’s receipt of the Letter of Credit Surrender Notice, (x) the Closing contemplated in this Agreement fails to occur, unless such failure results from (I) the default by Seller of its obligations under this Agreement, or (II) the failure of the 735 Airport Road Transaction to close (as contemplated in Section 6(e)), and (y) the Vivus Lease Extension (as defined in Section 12) becomes effective, then Buyer shall cause Vivus, Inc., within three (3) business days after having received a written demand therefor by Seller, to deliver to Seller a replacement irrevocable standby letter of credit in the amount of $3,324,143 containing the same terms and conditions required in the Vivus Lease (the “Replacement Vivus Letter of Credit”).  Nothing in this Section 8 shall be deemed to limit the right of Seller to draw under the Vivus Letter of Credit if and to the extent that such draw is permitted thereunder.

9.                                      Personal Property and Fixtures.  The following personal property and fixtures are included in the sale contemplated herein:  All fixtures owned by Seller and attached to the Property, including but not limited to all heating, ventilating, and air conditioning systems and equipment, hot water heaters and hot water equipment, plumbing systems and plumbing equipment, electrical equipment, wiring and lighting fixtures, wall-to-wall carpeting, linoleum, water pumps and softeners, and other fixtures attached to the building as of the date of this Agreement.  Any personal property owned by any tenant is not included in this sale.  Prior to the Closing Date, representatives of Buyer and Seller will jointly develop a list of the personal property and fixtures belonging to Seller that will be included on Schedule A to the Bill of Sale.

10.                               Physical Condition of the Property.  Subject to the terms of Sections 13 and 15, the Property is being sold “as is, where is,” without any representation or warranty whatsoever by Seller, except as expressly set forth in this Agreement.  Except as expressly set forth in this

Agreement, Seller does not make any claims or promises about the condition or value of any of the Property and any implied representation or warranty is hereby expressly disclaimed by Seller.

11.                               [Reserved]

12.                               The Vivus Lease Extension.  The Property is presently leased by Vivus, Inc. from Seller pursuant to the Vivus Lease, which expires on February 15, 2007.  Simultaneously with the execution of this Agreement, Seller and Vivus, Inc. have executed and delivered a conditional amendment to the Vivus Lease, which extends the term of the Vivus Lease until February 15, 2012 (the “Vivus Lease Extension”); provided, however, that Vivus, Inc.’s obligation under the Vivus Lease Extension shall be effective only if both of the following occur:  (i) the Closing of the sale of the Property contemplated in this Agreement fails to occur by December 31, 2005, for any reason whatsoever other than (x) the default by Seller of its obligations under this Agreement, or (y) the failure of the 745 Airport Road Transaction to close (as contemplated in Section 6(e)) on the Closing Date; and (ii) either party terminates the Agreement by sending written notice of termination to the other party.

13.                                 Title to Property.  Seller agrees to transfer, and Buyer agrees to accept, ownership of the Property free of all mortgages, security interests, liens, encumbrances, and claims and rights of others, except for the items listed in Exhibit E annexed hereto and made a part hereof (the “Permitted Exceptions”).  Title to the Property must be good and marketable and insurable, at regular rates, by a title insurance company selected by Buyer authorized to do business in New Jersey, subject only to the Permitted Exceptions.

14.                               Correcting Title Defects.  If the Property does not comply with Section 13 of this Agreement, except in the case of a mortgage or lien of a definite and ascertainable amount, which Seller agrees to remove prior to the Closing, then Buyer shall notify Seller in writing and Seller shall have a period of thirty (30) days within which to make it comply.  If the Property still does not comply after that date, then Buyer may (a) terminate this Agreement, in which case the Deposit, together with all interest earned thereon, shall be returned to Buyer, or (b) proceed to Closing with the right to deduct from the Purchase Price amounts secured by liens of a definite or ascertainable amount which Seller has not removed.

15.                               Risk of Loss.  As between Seller and Buyer, Seller shall be responsible for any damage to the Property occurring between the Effective Date and the Closing Date, except for (a) normal wear and tear; and (b) any damage caused by Buyer, its agents, employees or representatives in conducting any inspections, tests, and other due diligence activities with respect to the Property.  Buyer shall be solely liable for any damage described in clause (b) above.  Seller shall promptly give Buyer written notice of any damage to the Property, describing such damage, stating whether such damage is covered by insurance and the estimated cost of repairing such damage.  In the event that the Property is damaged prior to the Closing Date, other than due to a cause described in clause (a) or (b) above, and the cost of repairing such damage is estimated to exceed $100,000.00, Buyer may (i) terminate this Agreement, in which case the Deposit, together with all interest earned thereon, shall be refunded to Buyer, or (ii) proceed under this Agreement, receive any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and assume responsibility for such repair, and Buyer shall receive a credit at Closing for any deductible, uninsured or coinsured amount under said insurance policies.  If such damage is less than $100,000, then Seller shall be entitled to collect and retain the insurance proceeds and Buyer shall be entitled to a credit against the Purchase Price equal to the amount of such damage.  In such event, Seller shall have no obligation to repair the damage.  The terms of this section shall apply as between Seller and Buyer; nothing in this section shall be deemed to affect the respective rights and duties of Seller and Vivus, Inc., under the Vivus Lease.

16.                                 Effect of Termination of Agreement.

(a)                                  Default by Seller.  If this transaction fails to close as a result of the Seller’s default, then Buyer shall be entitled either (x) to terminate this Agreement and pursue any claim for money damages which may be available at law, in which case Escrow Agent shall promptly return the Deposit, together with all interest accrued thereon, to Buyer, or (y)to pursue the remedy of specific performance; provided, however, that except in the case of Seller’s willful default, fraud or intentional misrepresentation, Seller’s monetary liability shall in no event exceed the lesser of (i) the Purchase Price, or (ii) Seller’s equity in the Property, defined for purposes of this subsection as the difference between the fair market value of the Property and the outstanding principal balance of the mortgage encumbering the Property.  For purposes of this Section 16, “Seller’s default” shall not include Buyer’s exercise of its termination rights under Sections 13, 14 or 15, except in the case of Seller’s (x) failure to remove any mortgage or lien securing a definite or ascertainable amount, or (y) gross negligence or willful misconduct.

(b)                                  Default by Buyer.  If this transaction fails to close due to the default of Buyer, then (i) the Vivus Lease Extension shall become effective as provided in Section 12 and the Vivus Lease shall continue in full force and effect in accordance with its terms (including the Vivus Lease Extension and any other amendments to the Vivus Lease), (ii) Vivus will deliver to Seller, the Replacement Vivus Letter of Credit as provided in Section 8, (iii) Buyer shall be responsible for Seller’s actual expenses incurred in the negotiation and performance of this Agreement, including but not limited to reasonable attorneys’ fees and out-of-pocket disbursements (“Seller’s Reimbursed Expenses”); and (iv) Escrow Agent shall promptly return to Buyer, the Deposit, together with all interest accrued thereon, minus Seller’s Reimbursed Expenses.

(c)                                  Termination Without Default.  If this transaction fails to close for any reason other than (x) the default by either party (which is covered by clause (a) or clause (b) of this section) of its obligations under this Agreement, or (y) the failure of the 735 Airport Road Transaction to close (as contemplated in Section 6(e)), then (i) the Vivus Lease Extension shall become effective as provided in Section 12 and the Vivus Lease shall continue in full force and effect in accordance with its terms (including the Vivus Lease Extension and any other amendments to the Vivus Lease), (ii) Vivus will deliver to Seller, the Replacement Vivus Letter of Credit as provided in Section 8, and (iii) Escrow Agent shall promptly return the Deposit, together with all interest accrued thereon, to Buyer.

17.                               Assessments for Municipal Improvements.  Certain municipal improvements such as sidewalks and sewers may result in the municipality charging property owners to pay for the improvement.  Any unpaid charges (assessments) against the Property for work completed prior to the Closing Date will be paid by Seller at or before the Closing.  If the improvement is completed, but the amount of the charge (assessment) is not determined, then Seller will pay an estimated amount at the Closing.  When the amount of the charge is finally determined, Seller will promptly pay any deficiency to Buyer (if the estimate proves to have been too low), or Buyer will promptly return any excess to Seller (if the estimate proves to have been too high).  This provision shall survive Closing.

18.                               Real Estate Taxes; Rents, and Other Adjustments at Closing.

(a)                                  Real Estate Taxes.  Real estate taxes and assessments will be apportioned between Buyer and Seller as follows.  Buyer shall receive a credit for any accrued but unpaid real estate taxes applicable to any period before the Closing Date, even if such taxes are not yet due and payable.  If the amount of any such taxes has not been determined as of the Closing Date, then such credit shall be based upon 110% of the most recent ascertainable taxes and shall be re-prorated upon issuance of the final tax bill.  Seller shall receive a credit for any unaccrued but paid real estate taxes applicable to any period subsequent to the Closing Date, even if such taxes are not yet due and payable.  This provision shall survive Closing.

(b)                                  Base Rent and Other Charges.  (i)  Base rent, additional rent, insurance, standby fire protection charges, and charges (if any) under any service contracts assigned to Buyer shall be apportioned and adjusted between Seller and Buyer as of 11:59 p.m. of the day preceding the Closing Date (the “Adjustment Date”).  Not fewer than five (5) business days prior to the Closing Date, Seller shall provide Buyer with a statement of prepaid rents and uncollected rents  At the Closing, Seller shall pay over to Buyer any base or additional rents collected by Seller which pertain to any period of time commencing with the Closing Date.

(ii)                                  Base rent and payments for insurance and standby fire protection shall be prorated as of the Closing Date based upon the following per diem charges:

Base Rent	$619.18 per day
Insurance	$43.84 per day
Standby Fire Protection	$6.58 per day

(iii)                               If, pursuant to this Section 18(b), any apportionment is made based on an estimate, and, if, at any time after such apportionment is made, actual figures become available, then a reapportionment shall be made based on such actual figures, and a corresponding payment shall be made, as appropriate.

(iv)                              The provisions of this Section 18(b) shall survive Closing.

(c)                                  Closing Expenses.  Seller shall pay the New Jersey Realty Transfer Fee, as well as all filing fees and costs with respect to the obtaining of the discharge and satisfaction of any and all liens.  Each party shall be responsible for paying the fees and costs of its own legal counsel.  The parties shall pro-rate any and all other items of income and expense in the manner set forth in this Agreement or otherwise adjusted on a pro-rata per diem basis calculated on the entire yearly charge.

(d)                                  Security Deposit.  Simultaneously with the Closing, Seller shall transfer Vivus, Inc.’s security deposit of $33,667 to Buyer or, at Buyer’s written direction, to Vivus, Inc., by electronic wire transfer.

In the event that an error is made in any closing adjustment, either party may notify the other of such error at any time within six (6) months following the Closing Date and the parties shall equitably resolve the error within thirty (30) days following the delivery of the notice.  This provision shall survive Closing.

19.                               Possession.  At the Closing, Buyer will be given possession of the Property, subject only to Permitted Exceptions.

20.                               [Reserved]

21.                               Parties Liable.  This Agreement is binding upon all parties who sign it and all who succeed to their rights and responsibilities.

22.                               Notices.  All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be given to the recipient at its address specified below or at such other address as shall be designated by such recipient in conformity with this section.  All notices, requests, demands, and other communications provided for hereunder shall be effective and received (a) if given by mail, then three (3) days after placing same in the United States certified mail, return receipt requested, postage prepaid; (b) if given by Federal Express or other nationally-recognized overnight delivery service, then upon receipt by the recipient; or (c) if given by facsimile, upon the mechanical confirmation of delivery.

If to Seller:	735 Airport Road, L.L.C.
1195 Airport Road, Unit 6B
Lakewood, NJ 08701
Attention: Mr. Ronald Bennett, Sr.

with copy to:	Robert S. Burney, Esq.
Lindabury, McCormick & Estabrook, P.A.
53 Cardinal Drive
P.O. Box 2369
Westfield, NJ 07091-2369

If to Buyer:	Vivus Real Estate LLC
c/o Vivus, Inc.
1172 Castro Street
Mountain View, CA 94040
Attention: CFO

with copy to:	Samuel M. Mizrahi, Esq.
Windels Marx Lane & Mittendorf, LLP
120 Albany Street Plaza
New Brunswick, New Jersey 08901

Each party may, by notice properly given, change such party’s address for purposes of receipt of notice.  Notices given by a party’s attorney shall be deemed notice given by the party.

23.                               Brokers.  Each party represents and warrants to the other that no real estate broker has been involved with the negotiation and consummation of this Agreement.  Buyer agrees to indemnify Seller from any claims or liabilities asserted by any real estate broker or agent alleging participation in the transaction contemplated by this Agreement and claiming authority from Buyer, based upon the actions of Buyer dealing with, directly or indirectly, any such real estate broker or agent.  Seller agrees to indemnify Buyer from any claims or liabilities asserted by any real estate broker or agent alleging participation in the transaction contemplated by this Agreement and claiming authority from Seller, based upon the actions of Seller dealing with, directly or indirectly, any such real estate broker or agent.

24.                               1031 Exchange.  Seller reserves the right to include this transaction as part of a tax deferred exchange under Section 1031 of the Internal Revenue Code of 1986, as amended, for the benefit of Seller, at no cost, expense or liability to Buyer.  Buyer agrees to cooperate with the Seller in any manner necessary to facilitate such exchange, including but not limited to, the execution of any and all documents (subject to the reasonable approval of Buyer’s counsel) as are reasonably necessary in connection therewith. Buyer understands and acknowledges that the Seller is participating in a Tax Deferred Exchange Program with Congress Exchange.  Buyer further agrees and acknowledges that in accordance with the aforesaid Tax Deferred Exchange Program, Seller may be required to assign its rights and obligations under this Contract to Congress Exchange to facilitate such exchange.

25.                               Assignment by Buyer.  Buyer may, in its discretion, assign its rights and delegate its duties under this Agreement to a legal entity in which Buyer has an interest; provided, however, that such assignment shall not operate to release Buyer from its duties under this Agreement.

26.                               ISRA Compliance.  Buyer will cause Vivus, Inc. to deliver to Seller, prior to the Closing Date, evidence of compliance (“ISRA Compliance”) with the New Jersey Industrial Site Recovery Act (“ISRA”) with respect to the transaction contemplated in this Agreement, in the form of either (a) an approved “negative declaration,” (b) a “no further action letter,” (c) a letter from the New Jersey Department of Environmental Protection (“NJDEP”) approving a “de minimis quantity exception,” or (d) a “remediation agreement” approved by NJDEP.  In the event that Buyer is unable to deliver to Seller, prior to the Closing Date, evidence of ISRA Compliance in one of the forms described in clauses (a) through (d) herein, Buyer may adjourn the Closing Date for a reasonable period of time sufficient to permit Vivus, Inc. to obtain evidence of ISRA

Compliance in one of the forms described in clauses (a) through (d) of this Section, provided, that such adjournment shall not exceed 120 days.

27.                               Seller’s Representations And Warranties.  Seller represents and warrants to Buyer as follows, all of which shall be true and correct on the Closing Date:

(a)                                  Except as set forth on Exhibit F, (i) there is no current or pending litigation against Seller or the Property of which Seller has received written notice, and (ii) to the best of Seller’s knowledge, there is no litigation threatened against Seller or the Property, in each case, which, if determined adversely to Seller, could reasonably be expected to adversely affect the Property.

(b)                                 Except as set forth on Exhibit G, there are no office supply, maintenance or utility contracts, or any other agreements affecting the Property.

(c)                                  As of the date of this Agreement, the only party with any rights to occupy any portion of the Property is Vivus, Inc. under the Vivus Lease.

(d)                                 Except as disclosed on Exhibit H, Seller has not received any written notice from any governmental authority or other person, and Seller has no knowledge of the violation of any law or ordinance regulating use of the Property, including those dealing the environment, which has not been cured by Seller to the satisfaction of the issuer.

(e)                                  Seller has the full right, power and authority and has obtained any and all consents required to execute and deliver this Agreement and all of the documents to be delivered by Seller at the Closing, and to consummate or cause to be consummated the transactions contemplated in this Agreement.  This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

(f)                                    There is no agreement to which Seller is a party or, to Seller’s knowledge, binding on Seller which is in conflict with this Agreement.

(g)                                 No condemnation, eminent domain or similar proceedings are pending, or to Seller’s threatened, with regard to the Property.  Seller has not received any notice and has no knowledge of any pending or threatened liens, special assessments, impositions or increases in assessed valuations to be made against the Property.

28.                               Headings.  The Section headings of this Agreement are intended only for ease of reference and are not to be considered in construing the meaning of the provisions hereof.

29.                               No Third Party Beneficiary.  This Agreement is not intended to give or confer any benefits, rights, privileges, claims, actions or remedies to any person or entity as a third party beneficiary.

30.                               Entire Agreement; Amendments.  This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property.  This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

31.                               Time is of the Essence.  Either party may make time of the essence in the performance of this Agreement upon fifteen (15) days prior written notice to the other party.

32.                               Rule of Construction.  The parties acknowledge that the parties and their respective counsel have reviewed and negotiated this Agreement and agree that the normal rule of construction—that any ambiguities are to be construed against the drafting party—shall not be employed in the interpretation of this Agreement.

33.                               Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to choice of law principles.

34.                               Permits and Inspections.  Buyer, at Buyer’s sole cost and expense, shall obtain all certificates of occupancy and other permits or certificates required by law for the conveyance of the Property to Buyer and shall deliver copies of same to Seller on or before the Closing Date.  Buyer shall make any and all repairs and any and all alterations required to obtain any of the foregoing; provided, however, that Buyer shall not be obligated to expend more than $25,000 of Buyer’s own money to make such repairs.  In the event that the cost of making such repairs exceeds $25,000, Buyer may terminate this Agreement; provided, however, that Seller may, at its option, elect to pay for the cost of the repairs in excess of $25,000, without diminution of, or credit against, the Purchase Price.

35.                               Condemnation.  In the event any proceedings in eminent domain are threatened or instituted by any body having the power of eminent domain with respect to the Property or any portion thereof, Buyer may, at its option, by notice to Seller given within ten (10) business days after Seller notifies Buyer of such proceedings (and, if necessary, the Closing Date shall be extended to give Buyer the full ten (10) business days’ period to make such election):  (i) terminate this Agreement and the Deposit, together with all interest earned thereon, shall be immediately returned to Buyer, or (ii) proceed under this Agreement without reduction in Purchase Price, in which event Seller shall, at the Closing, assign to Buyer its entire right, title and interest in and to any condemnation award, and Buyer shall have the right, during the pendency of this Agreement, to negotiate and otherwise deal with the condemning authority in respect of such matter, subject to Seller’s approval, which shall not be unreasonably withheld, delayed or conditioned.

36.                               Recording of Agreement.  Neither party shall have the right to record this Agreement.  Any attempt to record this Agreement shall be deemed a default hereunder.

37.                               Confidentiality.  Neither party shall make any public announcement or other disclosure of this Agreement or any information related to this Agreement to third parties, before the Closing, without the prior written specific consent of the other party; provided, however, that a party may make disclosure of this Agreement to its attorneys, consultants, engineers, lenders, creditors, officers, employees and agents as necessary to perform its obligations hereunder and/or any regulatory authorities, including but not limited to the United States Securities and Exchange Commission.

38.                               Buyer’s Representations and Warranties.  Buyer represents and warrants to Seller as follows, all of which shall be true and correct on the Closing Date  All such representations are made to the best of Buyer’s knowledge:

(a)                                  Buyer has the full right, power and authority and has obtained any and all consents required to execute and deliver this Agreement and all of the documents to be delivered by Buyer at the Closing and to consummate or cause to be consummated the transactions contemplated hereby.  This Agreement has been, and all of the documents to be delivered by Buyer at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Buyer, enforceable in accordance with their terms.

(b)                                 There is no agreement to which Buyer is a party or, to Buyer’s knowledge, binding on Buyer which is in conflict with this Agreement.

(c)                                  Buyer represents and warrants to Seller that Buyer has received a commitment letter dated August 12, 2005, from Crown Bank, N.A. (“Buyer’s Lender”), pursuant to which Buyer’s Lender has agreed (subject to the terms of such commitment letter) to make a purchase money mortgage loan to Buyer in the principal amount of $5,375,000 to allow Buyer to purchase the Property and the 745 Property (“Buyer’s Financing”).  Subject to the closing of Buyer’s Financing, Buyer will have the financial wherewithal to pay the balance of the Purchase Price, i.e., $3,155,555.00, at the Closing in accordance with Section 4 of this Agreement.

39.                               Execution in Counterpart.  This Agreement may be signed in one or more counterpart copies, and all such copies shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart.  Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

[End of text of Agreement – Signature Page and Exhibits follow]

Counterpart Signature Page

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date and year first written above.

SELLER:

735 AIRPORT ROAD, L.L.C.

By:	/s/ Ronald Bennett, Sr.
Ronald Bennett, Sr.
Managing Member

BUYER:

VIVUS REAL ESTATE LLC

By:	/s/ Timothy E. Morris
Name:	Timothy E. Morris
Title:	Chief Financial Officer

ESCROW AGENT:

LINDABURY, McCORMICK & ESTABROOK, P.A.

By:	/s/ Robert S. Burney, Esq.
Robert S. Burney, Esq.
Authorized Officer

LIST OF EXHIBITS

Exhibit A	Legal Description of Property

Exhibit B	Leases

Exhibit C	Form of Deed

Exhibit D	Form of Bill of Sale

Exhibit E	Permitted Liens

Exhibit F	Litigation Against Seller

Exhibit G	Contracts

Exhibit H	Notices of Violations

EXHIBIT A

Legal Description of Property

All the real property located in the Township of Lakewood, County of Ocean, State of New Jersey and more particularly described as follows:

BEING known and designated as New Lot 229, Block 1160.01, as shown on a certain map entitled, “Major Subdivision Lot 41A6, Block 1160, tax map sheets 159, 160, 162, and 163, Lakewood Township, Ocean County, New Jersey, Final Subdivision Map, Section Two,” Donald W. Smith Associates, P.A. and filed in the Ocean County Clerk’s Office on October 3, 1984, as Map No. I-1443.

BEING further described in accordance with a survey of the premises by Donald W. Smith Associates, P.A. (Nicholas V. Coppola, L.S.), dated February 20, 1987, and revised March 4, 1988, as follows:

BEGINNING at an iron pin previously set marking the most Northeasterly corner of Lot 229 herein described, said pin being distant South 74 degrees 40 minutes 39 seconds East, a distance of 44.05 feet from a monument previously set at a point of curvature in the Southerly line of Airport Road (60 feet wide), and from said point of beginning running thence

(1)                                  Along the line dividing Lots 229 and 219.01 (formerly Lot 228), South 29 degrees 21 minutes 36 seconds West, a distance of 309.24 feet to another iron pin previously set at the Northeasterly corner of Lot 230; thence

(2)                                  Along the line dividing Lots 230 and 229, North 74 degrees 40 minutes 39 seconds West a distance of 452.81 feet to a point, this course also being the centerline of a 50 foot wide drainage easement; thence

(3)                                  North 15 degrees 19 minutes 21 seconds East, a distance of 300.00 feet to a point in the Southerly line of Airport Road; thence

(4)                                  Along said line, South 74 degrees 40 minutes 39 seconds East, a distance of 527.81 feet to the point and place of BEGINNING.

EXHIBIT B

Leases

None.

EXHIBIT C

Form of Deed

Prepared by:

DEED
Robert S. Burney, Esq.

This Deed is made as of the          day of                         , 2005

BETWEEN

735 AIRPORT ROAD, L.L.C., a New Jersey limited liability company, whose address is 1195 Airport Road, Unit 6B, Lakewood, New Jersey 08701, referred to as the “Grantor.”

AND

VIVUS REAL ESTATE LLC, a New Jersey limited liability company, whose address is c/o Vivus, Inc., 1172 Castro Street, Mountain View, CA 94040, referred to as the “Grantee.”

The words “Grantor” and “Grantee” shall mean all Grantors and all Grantees listed above.

Transfer of Ownership.  The Grantor grants and conveys (transfers ownership of) the property described below to the Grantee.  This transfer is made for the sum THREE MILLION ONE HUNDRED FIFTY-FIVE THOUSAND FIVE HUNDRED FIFTY-FIVE AND No/100 DOLLARS ($3,155.555/00). The Grantor acknowledges receipt of this money.

Tax Map Reference.  (N.J.S.A. 46:15-1.1)  The property described herein is also known as Block 1160.01, Lot 229 on the Official Tax Map of the Township of Lakewood, Ocean County, New Jersey.

Property.  The property consists of the tracts and parcels of land and all the buildings and structures, if any, thereon located in the Township of Lakewood, County of Ocean, and State of New Jersey together with all and singular, the tenements, hereditaments and appurtenances thereunto belonging, or in any wise appertaining and the reversions, remainder, rents, issues, and profits thereof; and also, all the estate, right, title, interest, property, claim and demand whatsoever, as well in law as in equity, of Grantor, of, in or to the tracts and parcels described on Exhibit A attached hereto and made a part hereof and every part and parcel thereof, with the appurtenances.

BEING the same premises conveyed to the Grantor herein by Deed of Airport Road Associates, dated July 18, 2002, recorded by the Clerk of Ocean County on August 9, 2002, in Deed Book 10953 at page 202 et seq.

SUBJECT TO easements and restrictions of record and such matters as an accurate survey would reveal.

Type of Deed.  The Grantor promises that the Grantor has done no act to encumber the property.  This promise is called a “covenant as to grantor’s acts” (N.J.S.A. § 46:4-6).  This promise means that the Grantor has not allowed anyone else to obtain any legal rights which affect the property (such as by making a mortgage or allowing a judgment to be entered against the Grantor).

Signatures.  The Grantor signs this Deed as of the date at the top of the first page.  If the Grantor is a corporation, this Deed is signed and attested to by its proper corporate officers and its corporate seal is affixed.

Witnessed by:	735 AIRPORT ROAD, L.L.C.

By:
Robert S. Burney	Ronald Bennett, Sr.
Managing Member

STATE OF NEW JERSEY	)
	)	SS.:
COUNTY OF OCEAN	)

I CERTIFY that on                    , 2005, RONALD BENNETT, SR., personally came before me and acknowledged under oath, to my satisfaction, that:

(a)                                  He signed, sealed and delivered the attached document as Manager of 735 AIRPORT ROAD, L.L.C., the limited liability company named in this document; and

(b)                                 this document was signed and made by the limited liability company as its voluntary act and deed by virtue of authority from its Members.

(c)                                  this deed was made for $3,155,555.00 as the full and actual consideration paid or to be paid for the transfer of title.  (Such consideration is defined in N.J.S.A. § 46:15-5).

Robert S. Burney, Esq.
Attorney at law of New Jersey

DEED	Dated: , 2005

735 AIRPORT ROAD, L.L.C. Grantor TO VIVUS REAL ESTATE LLC Grantee	Record and return to:

(168199)

EXHIBIT D

BILL OF SALE

THIS BILL OF SALE is made on the       day of                 , 2005.

BY 735 AIRPORT ROAD, L.L.C., whose address is 1195 Airport Road, Unit 6B Lakewood, New Jersey 08701 (hereinafter referred to as the “Seller”).

TO VIVUS REAL ESTATE LLC, whose address  is c/o Vivus, Inc., 1172 Castro Street, Mountain View, CA 94040  (together with its successors and assigns, hereinafter referred to as the “Buyer”).

The words “Buyer” and “Seller” include all Buyers and all Sellers named above.

1.                                      Transfer of Ownership.  The Seller hereby assigns and transfers ownership of the property described below to the Buyer.  The Seller has been paid One Dollar ($1.00) for making this transfer.

2.                                      Property.  The property (hereinafter referred to as the “Personal Property”) assigned and transferred to the Buyer hereby consists of the personal property described on attached Schedule A owned by Borrower and located at 735 Airport Road, Lakewood, New Jersey (the “Real Property”):

3.                                      Promises by Seller.  The Seller promises that no one else has any legal rights in the Personal Property.  If anyone claims to have legal rights in the Personal Property, then the Seller will indemnify, defend and hold harmless the Buyer against the claim and will pay all costs, reasonable attorney fees, and damages.

4.                                      Warranties and Covenants; Survival.  All of the terms, covenants, obligations, and conditions contained in the Agreement for Sale of Real Estate (the “Agreement”) between Seller and Buyer, dated November 15, 2005, shall inure to the benefit of and shall bind the respective parties hereto, and their legal representatives, successors and assigns, respectively, for a period of 12 months from the date hereof.

5.                                      Signatures.  The Seller agrees to the terms of this Bill of Sale.  If this Bill of Sale is made by a corporation, then its proper corporate officers sign and its corporate seal is affixed.

WITNESS:	735 AIRPORT ROAD, L.L.C.

By:
Robert S. Burney	Ronald Bennett, Sr.
Managing Member

EXHIBIT E

Permitted Exceptions

1.                                       Right of way for Jersey Central Power and Light Company, as contained in Deed Book 1077, page 471.

2.                                       Right of way for Lakewood Water Company, as contained in Deed Book 1077, page 474.

3.                                       50-foot wide drainage easement shown on Map No. I-1443.

4.                                       Right of way for Jersey Central Power and Light Company, as contained in Deed Book 4377, page 546.

5.                                       Right of way for Jersey Central Power and Light Company, as contained in Deed Book 4688, Page 518.

EXHIBIT F

Litigation Against Seller

None.

EXHIBIT G

Contracts

1.                                       Landscaping contract with Veccio’s Environmental.

2.                                       Snow plowing contract with Four Seasons.

EXHIBIT H

Notices of Violations

None.